EXHIBIT 99.1

Christine P. Ball Appointed to the Board of Hanmi Financial Corporation

LOS ANGELES, March 03, 2025 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), and its wholly-owned subsidiary, Hanmi Bank (the “Bank”), today announced that Christine P. Ball has been appointed to the Board of Directors of the Company and the Bank effective March 1, 2025. The addition of Ms. Ball brings the total number of Hanmi Board directors to eleven.

“Christine brings a wealth of banking experience to the Hanmi Board,” said John J. Ahn, Chairman of the Board. “Her proven leadership and strategic insight, along with her deep expertise in credit and risk management, will be invaluable as we continue to strengthen our commitment to sound financial stewardship and long-term growth. We are very pleased to welcome Christine to our Board and look forward to her contributions.”

Ms. Ball was appointed to the Risk, Compliance and Planning Committee of the Company, as well as the Loan and Credit Policy Committee and Asset Liability Management Committee of the Bank.

Ms. Ball has more than 20 years of experience in corporate, commercial and private banking. Most recently, she served as Senior Vice President and Deputy Chief Credit Officer for City National Bank in Los Angeles. She joined the bank in 2013 as Senior Vice President and Division Credit Manager, Entertainment. Prior to that, Ms. Ball was a Senior Vice President at Wells Fargo Bank from 2008 until 2013 and a Senior Vice President for Wachovia Bank from 2006 until 2008 when it merged with Wells Fargo Bank. Ms. Ball earned a B.A. degree in economics from the University of California, Davis and an M.B.A. degree in finance from Cornell University.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 32 full-service branches, five loan production offices and three loan centers in California, Colorado, Georgia, Illinois, New Jersey, New York, Texas, Virginia and Washington. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lisa Fortuna
Investor Relations
Financial Profiles, Inc.
lfortuna@finprofiles.com
310-622-8251

Media Contact:
Juanita Gutierrez
Vice President
Financial Profiles, Inc.
310-622-8235
jgutierrez@finprofiles.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/08a4916d-5d90-437f-852f-e08c40d42928